Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website; www.nvsos.gov Filed in the office of I Document Number -96 -6`s''' Kira, Barbara K. Cegayskc Filing Date ""d I I'm' /2018 9:49 AM Secretary of State State of Nevada Entity Number Certificate of Amendment E0315532014-3 (PURSUANT TO NRS 78.385 AND 78.390) USE BLACK INK ONLY - DO NOT HIGHLEOHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) . Name of corporation: Fortur4swelt Corporation . The articles have been amended as follows: (provide article numbers, if available) The name of the corporation is Energy Alliance lechnology Corp. .. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: in excess of 51% , Effective date and time of filing: (optional) Date: Time: (must not be later than 90 days after the certificate is filed) . Signature: (required) `1f any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required. of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this Ming to be rejected. form must be accompanied by appropriate fees. Nevada Secretary of Stale Amer:d Profit-Sher C R visec